Exhibit 23.3

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                                  LETTERHEAD OF
                           Kahn Boyd Levychin, L.L.P.

The Board of Directors
Planetlink Communications, Inc.

We hereby consent to the incorporation by reference in this Registration Statement of Planetlink Communications, Inc. on Form S-8, of our report dated May 3, 2004, (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern) of Planetlink Communications, Inc. for the year ended December 31, 2003 and to all references to our firm included in the Registration Statement.

                          /s/ Kahn Boyd Levychin, Certified Public Accountants
                          -----------------------------------------------------
                          Kahn Boyd Levychin



August 2, 2005
48 Wall St.
New York, New York 10005